Exhibit 10.17

Agreement for Issuance of Overseas Letter of Credit(the “Agreement”)

The contracting party: SemiLEDs Optoelectronics Co., Ltd., represented by the Chairman, Trung Doan (hereinafter referred to as the “Appointer”).In order to proceed settlement of exchange at E.Sun Bank (hereinafter referred to as the “Bank”) for purchasing the goods and materials from foreign countries, the Appointer invites the guarantor bearing the joint and several liabilities hereunder (hereinafter referred to as the “Guarantor”, together with the Appointer as the contracting parties) to execute the Agreement. Based on the percentage of the letter of credit (hereinafter referred to as “L/C”) approved by the Bank and in accordance with the agreed deposits, the Appointer commissions the Bank to issue overseas L/C on a ☐one-time☐ partial ☒cycle basis and to advance payment in foreign currency (hereinafter referred to as “advance payment”) or accept or apply for delivery for an import collection under the guarantee delivery / bill of lading endorsed or borrowing etc., up to the amount of $5 million and is willing to comply with the following articles:

Article 1: The term of the Agreement is from March 18, 2010 to March 18, 2011. The Bank shall accept and advance payment for the draft issued during and due after the term of the Agreement. The contracting parties shall be jointly and severally responsible to pay off the debts pursuant to the Agreement.

Article 2: The Appointer shall fill in and submit the “Application Form for Issuance of L/C” and other documents required by the Bank when applying for overseas L/C from the Bank each time, and the contracting parties agree that the credit balance shall be determined based on the amount as stated in the “Application Form for Issuance of L/C” submitted by the Appointer or in the Bank’s related vouchers and accounting books.

Article 3: The contracting parties acknowledge that the amount of the advance payment made by the Bank shall be the balance between the amount of the L/C as stated in the “Application Form for Issuance of L/C” and the amount of settlement of exchange, and agree that the “Application Form for Issuance of L/C” and the Bank’s related documents shall be the supporting documents.

Article 4: The Appointer, when applying for sight overseas L/C, shall pay off each advance payment, interests and other related costs within 15 days upon the Bank’s notification of the receipt of the shipping documents under respective L/C, but the term of paying off the debts shall be as follows if any of the following circumstances occur:

4.1 Where the shipping documents are delivered before the goods, the Appointer shall submit the supporting documents of the shipping company and pay off the balance within 3 days after arrival of the goods. But the Appointer shall pay off the balance if the goods have not been delivered after 60 days of the Bank’s notification of the receipt of the shipping documents. 4.2 Where the goods are delivered before the shipping documents and it is necessary to apply for delivery of goods with guarantees, the Appointer shall pay off the balance immediately and pay 7 days’ interests in advance. The payment procedure shall be the same as above-mentioned when applying for delivery of goods by endorsed bills of lading.

4.3 Where the goods are shipped by partial shipment, the Appointer shall pay off the advance payment made by the Bank based on portion of the amount under respective shipping document and amount under related L/C.

Article 5: When applying for overseas usance L/C, the term of a draft or advance payment under each respective L/C shall be no more than 240 days counting from the date of a draft is issued or the date of payment made by the foreign agency bank of the Bank, and the settlement date of each debt shall be the due date of a draft or the due date as informed by the Bank.

Article 6: The interest of the advance payment or loan in foreign currencies shall be calculated according to the interest rate as informed by the Bank and as calculated from the date of payment made by the Bank or by a foreign agency bank of the Bank till the due date of the advance payment or loan. The bank may adjust the interest rate at any time by referring to the foreign exchange business credit rate established by the Foreign Exchange Transaction Center or the Bank’s increasing borrowing costs of foreign exchange rates.

When the Appointer defaults on paying off the principal, the Appointer shall pay the delay interest according to the interest rate of the due date of the general foreign exchange credit as informed by the Bank or the base interest rate of New Taiwan dollar of the Bank adding 3.95%, whichever is higher. When the Appointer defaults on paying off the principal and its interest within six months , ten percent delay interest is required. When the Appointer defaults on paying off the principal and its interest beyond six months,  delay interest and the penalty of twenty percent of the delay interest is required.

The contracting parties shall be jointly and severally responsible for the necessary expenses arising from respective claim of enforcement of debts under the Agreement by the Bank.

Article 7: The handling charges shall be based on the rate as stipulated by the Bank if the Bank agrees to issue respective L/C under the Agreement.

Article 8: The Appointer shall pay off the principle and its interest for each loan or advance payment on the due date in New Taiwan dollars calculated by the exchange rate as designated by the Bank, or by the agreed exchange rate as set forth in the Pre Purchased Forward Foreign Exchange Contract signed by and between the Appointer and the Bank, or by the original foreign currency.  If the Appointer does not perform its obligation on the due date, the Appointer shall bear the risks of there being exchange rate variation between foreign currency of the loan or advance payment and New Taiwan dollar.

When the Appointer does not pay off the advance payment or loan according to the agreed term and the method, the Bank may convert the principal and the relevant fees into New Taiwan dollar based on the selling foreign exchange rate published by the Bank on the conversion date, and the Appointer shall have no objection on the said conversion date, the amount of exchange rate etc., but the Bank shall bear no obligation of conversion.

Article 9: If the Appointer makes the payment for the imported goods by payment methods other than L/C, including D/A, D/P, O/A, T/T or other methods, after the approval of the Bank, the Appointer may submit an appropriation application and the relevant transaction documents to get the loan in the credit line according to the percentage of the amount of the transaction document as agreed by the Bank. The longest term of each loan shall not exceed          day.

Article 10: For advance payment made by the Bank under respective L/C, the Appointer may submit appropriation applications , drafts or other supporting documents for the claims to apply for short term loan in New Taiwan dollar and commission the Bank to set off the debts with such loan. The Agreement can be used as the proof for the loan and there is no need to sign additional contracts.  The Appointer is willing to comply with the following terms:

(1) The longest term of each loan is 240 days.

(2) The loan shall be made even though the date of loan is after the term when the Bank may appropriate loan under the Agreement and/or after the expiration date of L/C.

(3) The interest shall be calculated based on the interest rate recorded on an appropriation application or the annual fixed deposit rate index adding annual rate of 1.09% (at present, the annual interest rate being 2.00%), which may be adjusted simultaneously according to the variation of the annual fixed deposit interest rate index.

(4) If the Appointer does not perform its obligation on the due date,  the Bank may convert the loan into other currency at the then exchange rate as designated by the Bank.

(5) The Appointer hereby authorizes the Bank to automatically transfer the deposit from the account opened by the Appointer at the Bank with the account number 1126-940-001286 for the purpose of paying off the loan and its related expenses (including principal, interest, liquidated damages, fees, insurance premiums, the fees of the enforcement of the claims and attorney fees, etc.), using automatic bank transfer or by the Bank from any of the persons entitled to sign the deposit withdrawal certificate, without the Appointer’s bank book, withdrawal slip or check. Such procedure shall be processed in accordance with the regulations of the Bank. Before all the debts are paid off, the Appointer shall not cancel such authorization the said deposit account or otherwise prevent the Bank from withdrawing funds from the said deposit account for the said purposes without the Bank’s approval and the Agreement shall serve as a proof of the authorization.

Article 11: The illustration of pricing of the base interest rate and the fixed interest rate index:

I. Base Interest Rate

1. Pricing Basis: base interest rate = the arithmetic average of the overnight call rate of the financial industry in the recent three months + a certain percentage, “ the arithmetic average of the overnight rate of the financial industry in the recent three months”  should be calculated based on the arithmetic average of the overnight call rate announced by the “Inter-bank Call Center”,  “a certain percentage” should be set by reference to capital costs, operating costs, and interest rate risks and other factors of the Bank, which the Bank may review and adjust as the market changes.

2. Rate sampling: based on the arithmetic average of the overnight call rate of the financial industry announced by the “Inter-bank Call Center’ for the three full months before the date of adjustment (rounded to take to the second decimal).

3. Adjustment Frequency and Method:

☐(1) Base interest rate is regularly adjusted once every three months and the adjustment dates are 3 / 23, 6 / 23, 9 / 23, 12/23 every year (as adjusted on a holiday, a next business day serving as an adjustment date).

Adjustment Frequency Compiled Table

Adjustment Date	3/23	6/23	9/23	12/23
ApplicablePeriod	3/23-6/22	6/23-9/22	9/23-12/22	12/23-3/22
Sampling Date	12/1-2/29	3/1-5/31	6/1-8/31	9/1-11/30

☐(2) Base interest rate is regularly adjusted once each month, and the adjustment date is 23th every month (as adjusted on a holiday, a next business day serving as an adjustment date).

4. In case of significant force majeure factors (for example sampling organization being merged, eliminated or unable to provide overnight call rate of the financial industry etc.), the Bank has the right to change the pricing basis of the base interest rate.

II Fixed Deposit Interest Rate Index

1. Pricing Basis: fixed deposit interest rate index is set based on the average of the “  fixed deposit rate of one-year regular savings” of the sample reference banks ( which shall be based on the Bank website announcement when appropriating the fund ) selected from the Bank of Taiwan, Zhanghua Bank, Hua Nan Bank, First Commercial Bank,  Taiwan Cooperative Bank, Land Bank, Mega International Commercial Bank, Cathay United Bank, Taiwan Small and Medium-sized Enterprise Bank and Chinese Trust Commercial Bank and other well-known banks

2. Adjustment Frequency and Method:

☐ (1) Fixed deposit rate index is adjusted once every three months.The adjustment dates are 2 / 21, 5 / 21, 8 / 21 and 11/21 every year(as adjusted on a holiday, a next business day serving as an adjustment date) and sampling dates for the adjustment from the 11th date to 17th date of the same month for average interest rate as a basis, the time is based on the announcement made by the Central Bank on that day. Index is subject to the second decimal point, rounding the third decimal point.

Adjustment Frequency Compiled Table

Adjustment Date	2/21	5/21	8/21	11/21
Applicable Period	2/21-5/20	5/21-8/20	8/21-11/20	11/21-2/20
Sampling Date	2/11-2/17	5/11-5/17	8/11-8/17	11/11-11/17

☒ (2) Fixed deposit rate index is adjusted once every month. The adjustment dates are 21st every month (as adjusted on a holiday, a next business day serving as an adjustment date)sampling date for adjustment from the twenty first date of a month to the twentieth date of a next month for average interest rate as a basis, and the time is based on the announcement made by the Central Bank on that day. Index is subject to the second decimal point, rounding the third decimal point.

3. In case of one of the following circumstances, the contracting parties agree that the Bank may change the full set of sample reference banks of the fixed deposit rate index, and replace them with other domestic banks.

(1) When the sample reference banks have merged, are merged, eliminated, closure, bankruptcy, reorganization or has one of the circumstances of having been ordered to suspend business, being regulatory, and being taken over, according to Article 62 of the Banking Act. There are banks among the sample reference banks which merge or are merged, eliminated, closed, bankrupted or are ordered to closed, regulated or taken over under Article 62 o the Banking Act.

(2)  There are banks among the sample reference banks which stop selling products of one-year regular savings with fixed deposit rates.

III.                              Method of Announcement: the adjusted base rate and fixed deposit rate index will be published on the boards of “ deposit/loan rate table “ of various branches of the Bank and the Bank website (www.esunbank.com.tw).

Article 12: When the Bank accepts and effects payment after examining the drafts and other supporting documents issued under the L/C and concluding they are consistent with L/C on the surface, the Appointer should pay off the advance payment on the due date.  Even if the said draft documents were proved to be incorrect,  forged, altered or have other defects (including the quality or quantity of goods not matching with the documents), the Appointer shall not, for any reason, refuse to pay it off.

Article 13: If the Bank suffers any loss from the Appointer’s failure to timely make customs declaration and clearance after the respective L/C shipping documents have been delivered, after the Bank notifies the Appointer within reasonable time, all the advance payment by the Bank is deemed mature. And the Bank may claim the amount in New Taiwan dollar calculated in accordance with the exchange rate as of the maturity date, or for the purpose of securing the claim, apply for the customs declaration and clearance with the Customs and then auction or at will dispose of (including the dispose method, the price and the time etc.) the goods imported to satisfy all debts, expenses and losses incurred due to the disposition of the goods (including the duties and transportation fees incurred from the customs declaration and clearance) owing to the bank. The contracting parties to the Agreement shall be jointly and severally liable for any shortfall. (This clause is individually negotiated).

Article 14: If the Appointer imports goods by collection, the Appointer may apply for delivery against letter of guarantee or endorsement on the countersigned bill of lading with the consent of the Bank and within the agreed specified amount. Affidavits (exclusive for delivery against letter of guarantee or endorsement on the countersigned bill of lading under collection arrangements) and any relevant deeds or documents requested by the Bank shall be submitted for each withdrawal. The contracting parties to the Agreement shall, pursuant to the terms and conditions of each affidavit, deed or document, be liable to the Bank for its damages incurred until the Appointer makes payment for the fees specified in the overseas documents sent to the Bank.

Article 15: In the event that there is any inconsistency between the shipping documents and the L/C in the Appointer’s application or the letter of guarantee or endorsement on the countersigned bill of lading under the collection arrangement issued by the Bank regarding the goods, specifications, individual prices, total amount or the clearance conditions, the Appointer agrees to be responsible for any outstanding balance, to accept the negotiable instrument, to make payment and comply with other procedures according to the terms and conditions set forth in the shipping documents sent to the Bank. The contracting parties to the Agreement shall be responsible for any loss born by the Bank arising from the inconsistency in the documents signed by the Bank and the documents sent to the Bank. The affidavit for delivery against letter of guarantee or endorsement on the countersigned bill of lading is incorporated into the Agreement as an attachment, and the contracting parties to the Agreement shall comply with such Affidavit accordingly.

Article 16: The Appointer agrees to provide the shipping documents, goods procured and other collaterals for the creation of pledge in favor of the Bank to secure advance payment owing to the Bank under the respective L/C, and the Agreement is the evidence for such creation of pledge. The Appointer agrees that from the date of opening the L/C until the arrival of the goods procured, the Bank has the pledge over all relevant shipping documents for the goods procured (e.g. import permits and the relevant bills of lading). The Bank also has the pledge over the goods procured from the arrival of such goods.

Article 17: Upon the Bank’s request, the Appointer agrees to obtain prior consent from the Bank regarding the categories and conditions of the insurance for the goods listed in the respective L/C. In the event that the goods are imported under FOB, FAS or C&F, the Bank shall be the priority beneficiary insured in full. The original copy of the insurance documents and the duplicate copy of the receipts of the insurance premium shall be retained by the Bank. The Bank may notify the Appointer to procure additional insurance when it deems necessary and the expenses incurred by such additional insurance shall be borne by the Appointer. The Bank is without obligation but has the right to manage the insurance on behalf of the Appointer should the Appointer delay in doing so or fail to renew the insurance upon its expiration. The Appointer shall duly repay the Bank immediately for any insurance premium advance by the Bank. Should there be any delay of repayment, the contracting parties to the Agreement shall pay the interests accrued according to clause 6 of the Agreement.

Article 18: The Bank is not responsible for any unsuccessful negotiation with the foreign negotiating bank, where the negotiation is requested by the Appointer when the Appointer refuses to accept the flaw indicated on the arrival notice of the shipping document for the respective L/C. The Appointer shall still pay off the principal and interests of the advance payment by the Bank and any other expenses so incurred in accordance with the Agreement. The contracting parties to the Agreement shall be jointly and severally liable for any damage of the Bank.

Article 19: The Bank shall not be held liable and the Appointer shall make full payment according to the L/C, should there be any loss or damage arising from any of the following: (i) the delivery error, delay or error in interpretation of the L/C; (ii) loss of the whole or part of the goods listed on the bill, delay or failure of arrival at the agreed venue of the bill; (iii) losses caused by failure to insure or under-insured of the goods during the transportation or after the delivery of the goods; (iv) the detainment or hinder of the goods by any third party during the transportation or after the delivery of the goods; or (v) any other factors and situations.

Article 20: The contracting parties to the Agreement shall bear liabilities relating to the following matters concerning the goods procured under the respective L/C: (i) the L/C beneficiary’s or the seller’s non-performance of the contract, delay or defective delivery, (ii) any other force majeure incident that leads to damage; and (iii) the insurance company refuses to honor the claim,  makes insufficient claim payment or delay the payment of the claim of the goods procured under respective L/C. When the L/C is overdue for three weeks, the Bank may directly write-off the L/C and use the amount of returned remittance to set off the advance payment under the Agreement.

Article 21: The relevant terms and conditions of the Agreement are applicable to the L/C financing where the Bank opens for triangular trade at the request of the Appointer.

Article 22: If the terms of the Agreement relating to operations, responsibilities and duties are inadequate in any way, the contracting parties to the Agreement shall, in addition to fully comply with the terms of the Agreement and any other special arrangements under contracts separately entered into, be bound by the latest enacted and promulgated “Uniform Customs and Practice for Documentary Credits (the ‘UCP’)” of the International Chamber of Commerce and other relevant clauses based on the interpretation on terms of trade of the international trade regulations (the “Regulations”). The UCP and Regulations are deemed a part of the Agreement.

In the event of any change or amendment of the UCP or Regulations, the Bank may make corresponding changes or amendment to or termination of the Agreement regarding the actual situation and in line with the changed or otherwise amended UCP and Regulations, and the contracting parties to the Agreement shall not raise any objection.

Article 23: The Guarantor shall be jointly and severally liable for the principal, interest, delay interest, penalty, damages and other secondary claims to matters for which the Appointer is liable under the Agreement. The Guarantor shall not withdraw from its obligations as a guarantor. Failure of the Guarantor to sign on the Appointer’s L/C application or the disbursement application by the Guarantor may not be used as an excuse by the Guarantor to refuse to perform its responsibilities.

Article 24: The Appointer hereby authorizes the Bank to automatically transfer deposit from the account opened by the Appointer at the Bank with account number 1126-940-001286 for the purpose of pay off the loan and its related expenses (including principal, interest, liquidated damages, fees, insurance premiums, the fees for enforcement of the claims and attorney fees, etc.), using automatic bank transfer or by the Bank from any of the persons entitled to sign the deposit withdrawal certificates, without the Appointer’s bank book, withdrawal slip or check. Such procedures shall be processed in accordance with the regulations of the Bank. Before all the debts are paid off, the Appointer shall not cancel such authorization, settle the said deposit account or otherwise prevent the Bank from withdrawing funds from the said deposit account for the said purposes without the Bank’s approval and the Agreement shall serve as a proof of the authorization.

Article 25: The venue of execution of the Agreement is the Hsinchu branch of E. Sun Bank. Except where otherwise agreed, the Agreement is governed by the laws of the Republic of China.

Article 26: Both parties agree that any litigation involving the Agreement should refer to the Financing Agreement stipulated by Taiwan Taipei District Court or Taiwan Hsinchu District Court. The terms and conditions of the said Financing Agreement shall be deemed as a part of the Agreement.

To: E. Sun Bank

The contracting parties to the Agreement hereby agree and sign the Agreement and declare their thorough understanding of the contents of the Agreement after reviewing within a reasonable time period.

The Appointer: SemiLEDs Optoelectronics Co. Ltd.

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Representative: Trung Doan

Address: 3-4F, No. 11 Ke Jumg Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350 Miao-Li County, Taiwan, R.O.C.

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Power of Attorney

The Appointers jointly issue and deliver to the Bank a promissory note in the amount of 5 million US dollars, as collateral of its debts, as deemed necessary in accordance with a fact, authorize the Bank or an agent, an employee of the Bank to fill in the due date, the rate, the payment of place, and other items to effectively enforce the right of a promissory note, the Appointer may not withdraw or limit this authorization without a written consent of the Bank.

To: E Sun Bank

Appointer: SemiLEDs Optoelectronics Co., Ltd.

Address: 3F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao Li County, Taiwan, R.O.C.

Representative: Trung Doan

Appointer:

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Promissory Note

Pay to the order of E.Sun Bank or its designator $5,000,000 without conditions

1. The interest is paid monthly from the date of the promissory note, calculated by     %☐ fixed☐ variable (current annual rate being     %). If the interest rate is variable, the above-mentioned interest rate shall be adjusted in accordance with          interest rate. Where it is overdue to pay interest within six months, the delay interest is ten percent, beyond six months, the penalty being twenty percent.

2. This promissory note is exempted from making a refusal certificate, and is exempted from the obligation of notice under Article 89 of Negotiable Instrument Act.

3. Place of payment: No 34, Minzu Road, Xinzhu City

Issuer: SemiLEDs Optoelectronics Co., Ltd.

Representative : Trung Doan

Address: 3F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao Li County, Taiwan, R.O.C.

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